Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-205639) pertaining to the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan and in the Registration Statement on Form S-3 (File No. 333-215962) of CONSOL Coal Resources LP of our report dated February 16, 2018, with respect to the consolidated financial statements of CONSOL Coal Resources LP included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 16, 2018